Exhibit 99.1

FinTech Acquisition Corp. II Announces Pricing of $153,000,000 Initial Public Offering

NEW YORK, NY / January 19, 2017 / PRNewswire / FinTech Acquisition Corp. II (NASDAQ:FNTEU) (the “Company”), a blank-check company formed for the purpose of acquiring or merging with one or more businesses or entities in the financial technology industry, today announced the pricing of its initial public offering of 15,300,000 units at a price of $10.00 per unit, for gross proceeds to the Company of $153,000,000. The Company's units will be listed on the Nasdaq Capital Market under the symbol "FNTEU" and will begin trading on January 20, 2017. Each unit issued in the offering consists of one share of the Company’s common stock and one-half of one warrant, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The closing of the offering is anticipated to take place on or about January 25, 2017.

Cantor Fitzgerald & Co. is serving as the sole book-running manager and Northland Capital Markets as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,295,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on January 19, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made my means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Cantor Fitzgerald & Co. at 499 Park Avenue, New York, New York 10022, Attn: Kevin Brennan, kbrennan@cantor.com, 212-915-1970.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. No assurance can be given that such offering will be completed on the terms described, or at all. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the offering filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law. Northland Capital Markets is the trade name for certain capital markets and investment banking services of Northland Securities, Inc., member of FINRA/SIPC.

Contact Information:

James J. McEntee, III
President and Chief Financial Officer
FinTech Acquisition Corp. II
jmcentee@fintechacquisition.com
(212) 735-1498